Exhibit 10.9

[Date]

Dear «Nickname»,

I am pleased to announce that the Board of Directors has approved your participation in the [Year] Annual Incentive Plan. For [Year], we have established a Target Incentive Award Percentage for your position of «Target»% of your annual base salary. Please take the time to read this letter in detail.

[Year] Annual Incentive Plan (AIP)

Our Annual Incentive Plan for key leaders and individual contributors is designed to align your efforts with our key business metrics, thus providing line of sight from your job performance to its impact on our business results. Your inclusion in this program recognizes the value you bring to our organization and the important role that you will play in helping our company meet its financial and strategic business objectives in [Year].

Scorecards

Our AIP establishes metrics for Lubrizol’s annual consolidated and business segment performance. These metrics are intended to increase our profitability while focusing on sustained growth for the long term and continued growth in shareholder value.

The Consolidated scorecard focuses on the following key business metrics:

[Year] AIP Consolidated Scorecard

EPS	%
ROIC	%
Sustained Growth	%

At the consolidated level, EPS is the profitability metric, and it serves as the circuit breaker. This means that there may be no payout if the threshold EPS performance level is not achieved, regardless of performance relative to the other scorecard metrics. ROIC (Return on Invested Capital) is a measure of the return on the capital invested in Lubrizol. The Sustained Growth metric is a measure of Lubrizol’s progress against its infrastructure, organizational development, organic and acquisition growth objectives.

For participants in the business segments, the [Year] AIP focuses on the following key business metrics:

[Year] AIP Segment Scorecard

Unit Operating Income	%
ROGI	%
Sustained Growth	%

The Unit Operating Income metric (UOI) is a measure of the segment’s profitability and has the largest single impact on the segment’s payout. The ROGI (Return on Gross Investment) metric is a measure of each segment’s return on invested capital. Similar to the consolidated scorecard, the segment scorecard has a Sustained Growth metric, which is a measure of each segment’s progress against its infrastructure, organizational development, organic and acquisition growth objectives.

All participants in the [Year] AIP are assigned a scorecard based on their specific position in the company. For example, a corporate participant may be assigned 100% to the Consolidated scorecard, while a segment participant will have     % of their payout determined by the consolidated scorecard and     % determined by their Segment or Business Unit scorecard. For those participants who are also assigned to a Segment or Business Unit scorecard, your targets will be communicated under separate cover by your business unit leader.

Award Calculation & Plan Administration

Your target AIP award may be estimated by multiplying your Target Incentive Award Percentage by your base salary. Your actual incentive award percentage will be determined based on Lubrizol’s actual performance as measured by the appropriate scorecards. The plan provides for a payout of between 50% and 200% of your Target Incentive Award Percentage, depending on actual performance.

However, any payments under the [Year] AIP are subject to adjustment based on your individual performance and the discretion of the Organization & Compensation Committee of the Board of Directors. The terms of all employees’ compensation and bonus plans are determined and revisited at least annually, and are subject to change. This letter applies to the [Year] AIP only, and no promises or representations (oral or written) can enlarge or modify your entitlement to an award under the terms of the [Year] AIP, or can guarantee your inclusion in future AIPs, if any.

The following web address can be used to access the page for your specific plan information after April 1, [Year]:                     . Please save this web address as a “favorite” so that you can periodically check your plan’s performance.

If you have questions or need additional information, please contact your compensation representative.

Sincerely,

The Lubrizol Corporation

29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

www.lubrizol.com